Exhibit 99.1
Diversified Energy Announces Departure of Randall Wade from Board of Directors
Diversified Energy Company (“Diversified Energy” or the “Company”) (NYSE: DEC, LSE: DEC) today announced that pursuant to the terms of the Relationship Agreement executed with EIG Management Company, LLC (“EIG”) upon Diversified Energy’s acquisition of Maverick Natural Resources from investment funds managed by EIG and other owners in 2025, Randall Wade, Co-Founder of EIG, has today resigned from the Company’s Board of Directors following a reduction in EIG’s ownership of Diversified Energy below 10% of the Company’s outstanding shares. Mr. Wade has served as a valued member of the Board, contributing his deep expertise in energy investments and strategic growth. Mr. Wade's resignation was not the result of any disagreement with the Company.
“We are grateful for Randy’s leadership and guidance during a pivotal period for Diversified Energy,” said Rusty Hutson, Jr., Chief Executive Officer of Diversified Energy. “His insights have been instrumental in shaping our acquisition strategy, integrating our transformative Maverick acquisition, and strengthening our position as a leading U.S. energy provider.”
The Company remains focused on delivering sustainable returns and creating shareholder value through its platform by acquiring, operating, and optimizing cash-generating energy assets, operational excellence, disciplined acquisitions, and innovative technology deployment.

For further information, please contact

Diversified Energy Company	+1 973 856 2757
Doug Kris	dkris@dgoc.com
Senior Vice President, Investor Relations & Corporate Communications

FTI Consulting	dec@fticonsulting.com
U.S. & UK Financial Public Relations
About Diversified Energy Company

Exhibit 99.1
Diversified is a leading publicly traded energy company focused on acquiring, operating, and optimizing cash-generating energy assets. Through our unique differentiated strategy, we acquire existing, long-life assets and invest in them to improve environmental and operational performance until retiring those assets in a safe and environmentally secure manner. Recognized by ratings agencies and organizations for our sustainability leadership, this solutions-oriented, stewardship approach makes Diversified the Right Company at the Right Time to responsibly produce energy, deliver reliable free cash flow, and generate shareholder value.